Exhibit 99.3

VIAVID
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American Midstream Partners, LP

Investor Conference Call

November 1, 2017

American Midstream Partners, LP – Investor Conference Call, November 1, 2017

C O R P O R A T E    P A R T I C I P A N T S

Mark Buscovich, Manager of Finance

Lynn Bourdon, III, Chairman, President and Chief Executive Officer, American Midstream, LP

Eric Kalamaras, Senior Vice President and Chief Financial Officer, American Midstream, LP

Bruce A. Williamson, Chairman, President and Chief Executive Officer, Southcross Energy, GP

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

TJ Schultz, RBC Capital Markets

Akil Marsh, Janney Montgomery Scott

Matt Niblack, HITE

Sanjay Aiyar, Coherence Capital

Aspen Capital

P R E S E N T A T I O N

Operator:

Good morning. My name is Christina and I will be your conference operator today. At this time, I would like to welcome to the American Midstream Investor Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mark Buscovich, you may begin your conference.

Mark Buscovich:

Good morning and welcome to the American Midstream Partners conference call to announce the acquisition of Southcross Holdings and proposed merger of Southcross Energy Partners, LP into American Midstream LP, or AMID.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

This morning’s news release outlining the transaction and the related supplemental slide presentation can be accessed in the Investor Relations section of American Midstream Partners’ website at americanmidstream.com. Please note the cautionary language regarding forward-looking statements contained in the news release and in this supplemental slide presentation which are intended to support this morning’s call. The same cautionary language applies to statements made in today’s conference call.

Also, please note that we may discuss non-GAAP measures on this call which are defined in the Appendix to the supplemental slide presentation.

This call will contain time-sensitive information as well as forward-looking statements which are only applicable as of today, November 1, 2017. American Midstream Partners expressly disclaims any obligation to update or amend the information contained in this conference call to reflect the events or circumstances that may arise after today’s date, except as required by applicable law. As a reminder, today’s call is being recorded and will be available for replay so time-sensitive information may no longer accurate at the time of replay.

Bruce Williamson, Chairman and Chief Executive Officer of Southcross Holdings, Lynn Bourdon, Chairman and Chief Executive Officer of American Midstream, and Eric Kalamaras, Chief Financial Officer of American Midstream will provide opening comments about the transaction and then they along with Brett Allan, Chief Financial Officer of Southcross will take any questions.

I would now like to turn the call over to Bruce Williamson.

Bruce A. Williamson:

Thank you, Mark. Good morning and thank you everyone for joining us on the call. I’m pleased to be here with Lynn and Eric and the rest of the American Midstream team. On behalf of both Southcross Holdings and Southcross Energy, we’re excited to announce this transformative combination with American Midstream. Combining our companies will deliver a compelling set of financial and operational benefits, as well as strategic opportunities that were not available to Southcross on a standalone basis. We believe Southcross investors, employees, customers and partners will benefit from the greater scale and diversification of this merged company, a stronger balance sheet, enhanced cash flow and a significantly expanded set of organic growth and acquisition opportunities.

The transaction is particularly attractive in that it will allow Southcross to be part of a larger, more diversified asset base and participate in future growth from the combined, significantly larger and more efficient business platform.

Perhaps most important, by receiving American Midstream equity securities, the transaction allows Southcross common unitholders to begin receiving cash distributions again which Southcross would not be able to do on a standalone basis for the foreseeable future.

Lastly, for our bank revolver group, our term loan and our private debtholders, all of Southcross debt will be repaid in full at closing. We thank them for their support over the past year as we’ve restructured the Southcross companies.

Overall, this strategic combination is a clear win for both partnerships and I strongly believe that the combined entity will be able to create greater value than the sum of its parts, and with that, I will turn the call over to Lynn.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Lynn Bourdon, III:

Thanks, Bruce, and I want to thank everyone for joining us on the call this morning. We are excited to announce a transaction that accelerates the transformation of American Midstream into becoming a larger scale partnership with a fully integrated platform that links crude oil, natural gas and NGL supplies to higher growth end user markets along the U.S. Gulf Coast. The pro forma enterprise value of the combined partnership is expected to be approximately $3 billion.

The Southcross assets contain the kind of asset density and full value chain participation with high organic growth potential in a core basin that meets our stated objectives. We have identified the Gulf Coast, the Permian Basin, East Texas and the Southeast region as our core geographic focus areas.

The Southcross Eagle Ford assets dramatically extend our customer reach to numerous producers in the Eagle Ford and key end users in downstream markets. In other words, this strategically located system connects growing natural gas and NGL demand markets with strong supply sources and generates compelling operational and commercial opportunities.

This Southcross Southeast natural gas assets are a complementary fit with our existing systems in that region and bring strong supply and additional market demand to our existing network in the area. We plan to more fully integrate these two systems to allow us to capture more margin and new growth.

Following the close of the transaction, we believe we will be in a stronger and much better position to continue to deliver on future distributable cash flow growth. Eric will walk through the structure and financial details of the transaction shortly.

What makes this transaction so compelling is that it provides substantial near and long term transformational benefits while enhancing our strategic growth potential. It captures the full midstream value chain while keeping a strong fixed fee profile with approximately 93% of the pro forma gross margin from fixed fee or fixed margin contracts. We have already identified numerous operational and commercial synergies that we will work to realize immediately upon closing. We also see enormous value chain extension opportunities that we believe can be captured and expanded over the next several years, making this transaction significantly more valuable over time.

The combination of our Southeast gas assets especially facilitates commercial efficiencies and provides a larger and more diverse customer base both on the supply side and the demand side in a strong market area.

The map on Slide 7 shows our new strategic footprint. By putting these two sets of assets together, we expect to serve more customers and increase volumes on the gas supply side, and serve more customers and increase volumes on the demand side than each partnership would have been able to do on a standalone basis. So, with the kind of revenue synergies we expect, one plus one will equal much more than two as a combined company.

We believe Southcross’ fully integrated and high density system in the Eagle Ford is undervalued by the market and we are pleased to be securing it at an attractive valuation. This is a key step in our strategic plan to own a substantial and integrated system in quality basins and advances out strategy of reinvesting our capital in businesses that have the potential to deliver high returns.

In Mississippi and Alabama, the proximity of our assets to the Southcross systems allows for almost seamless integration and there are numerous opportunities for us to connect the Southcross systems with the American Midstream systems at almost every delivery or receipt point.

The combined assets connect gas supply on Southcross Southeast systems to premium markets via American Midstream’s transmission system and interstate pipeline interconnects. And with American Midstream’s greater financial liquidity and flexibility, we can drive more molecules to the underutilized Southcross plants and pipelines.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Looking forward, we are very enthusiastic about the growth platform this transaction creates. From this dynamic platform, we are positioned to grow organically by expanding and connecting our systems or by acquiring bolt-on assets to enhance our presence in the area, and increase our penetration of premium Gulf Coast markets. As Slide 8 illustrates, we have significant optionality for high value projects that we believe could be highly impactful and make American Midstream a premier player along the Gulf Coast.

Corpus Christi is a growing hub for both natural gas and NGL demand and exports, and the port is much less congested than the Houston Ship Channel area. The Eagle Ford assets are strategically located in close proximity to Corpus Christi, creating new commercialization opportunities. Increasing our connectivity to Corpus should allow us to further realize commercial and operating synergies with our other existing Gulf Coast assets.

Our premier fractionation complex, which is integrated with Lyondell Petrochemical facility, provides favorable access to Corpus Christi’s Ship Channel and the industrial complex. These assets are also ideally located adjacent to the Agua Dolce Hub and have direct access to NET Mexico and Valley Crossing pipelines to supply the Mexican export demand pull.

We also see the potential to transport Permian volumes accessed by AMID to the South Texas fractionation complex and premium Corpus Christi demand. With customers in the Permian, Eagle Ford and Gulf of Mexico, linking supply from all of these basins to the growing demand in Corpus could create substantial value.

As you can see on Slide 9, Texas Gulf Coast NGL and natural gas demand growth is strong and expected to increase by as much as 75% and 30%, respectively, over the next 10 years.

We believe our recent success in executing on our Gulf Coast and Gulf of Mexico strategy demonstrates our ability to establish an impactful position in a prolific basin and strategically expand our reach and optionality. In addition, we have successfully redeployed capital from the sale of our non-core propane business by investing in the underutilized Cayenne Pipeline and creating an integrated offshore pipeline system that offers producers multiple options for gas processing services and related liquids marketing. We’ve added to our investments in both the Destin and Okeanos pipelines and our Delta House assets.

So, as you can see on Slide 10, we have completed over $1.1 billion of growth transactions at accretive valuations. All of these actions demonstrate our willingness and ability to take bold steps and decisive action to redeploy capital from non-core assets into more strategic assets that have higher growth potential.

We are proud of the dramatic transformation we have achieved in a very short period of time. This latest transaction is another major step in executing on our strategy to become a more competitive and integrated player. Between Southcross and the JP Energy’s consolidation we closed earlier this year, multiple bolt-on acquisitions and the sale of our propane business, we have successfully reallocated $1.7 billion of capital into high return businesses in the past year alone.

We continue to enhance our focus on core areas that offer significant opportunities for organic and bolt-on expansion, both in the near term and in the long term. And as Slide 11 demonstrates, we have an active growth pipeline providing visibility into future expansion and the optionality that supports our growth trajectory.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

With that, I would like to turn the call over to Eric who will discuss the transaction in more detail as well as provide a financial outlook for the combined partnership.

Eric Kalamaras:

Thanks, Lynn. Before we address the financial benefits of the transaction, I will first walk through the structure which is also provided on Slides 4 and 5.

We announced today the signing of two transactions to acquire certain wholly-owned subsidiaries of Southcross Holdings, the General Partner of publicly traded Southcross Energy Partners, and to merge Southcross Energy Partners in a unit-for-unit transaction with total value of approximately $815 million.

The Southcross Holdings transaction includes 3.4 million American Midstream common units, 4.5 million of new Series E convertible preferred units, 4.5 million American style call options and the assumption of approximately $139 million of net debt.

The convertible preferred units will be issued to Southcross Holdings at $15 and AMID will have the right to convert into common units at approximately $22.50, subject to a value-weighted adjustment. The options will have a strike price of $18.50 and expire in 2022.

The Southcross Energy Partners transaction involves a unit-for-unit exchange whereby 100% of Southcross Energy public unitholders will receive newly issued American Midstream common units at an exchange ratio of 0.16 AMID common units for 1 Southcross common unit. As a result, American Midstream expect to issue 3.5 million units in exchange for 22.1 million Southcross units.

This is expected to be a non-taxable exchange and represents a 5% premium to Southcross common unitholders based on the 20-day volume-weighted average price exchange ratio of both AMID and SXE.

Upon the closing of the transactions, the combined company is expected to generate annualized 2018 Adjusted EBITDA in excess of $300 million. The transaction immediately allows for the new American Midstream to continue growing its distributable cash flow. As a result, we are targeting single-digit accretion for 2018 and 2019 distributable cash flow per unit and approaching double-digit accretion in 2020 and beyond. Additionally, the acquisition of these assets and the opportunities they provide creates a path to solid coverage ratio between 1.1 and 1.3 times.

We also expect to realize approximately $15 million to $20 million of synergies within 18 months of closing through the elimination of duplicative public company costs, operational expense savings as well as commercialization opportunities.

The AMID board and the Southcross Complex Committee as well as the boards of directors of both Southcross Energy and Southcross Holdings have approved the transaction and we expect it close in the second quarter of 2018 subject to customary closing conditions including Southcross public unitholder and regulatory approvals.

I’d like to mention that the acquisition of Southcross Holdings and the merger between American Midstream and Southcross Energy Partners are cross-conditioned on one another. We do not anticipate closing the acquisition with Southcross Energy Partners without closing the Southcross Holdings transaction.

Also, the proposed acquisition must be approved by a majority of the unaffiliated public common unitholders of Southcross Energy Partners. We anticipate the Southcross common unitholder vote to occur in the first quarter of 2018.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Now, we believe this transaction will be attractive to Southcross common unitholders as it would allow them to participate in the future growth of the combined businesses and from American Midstream’s backlogged capital projects, its larger and more diversified asset base and a significantly more flexible capital structure. It would also allow for Southcross common unitholders to begin receiving cash distributions. Southcross unitholders are expected to receive a pro rata quarterly distribution based on American Midstream’s annualized distribution of $1.65 per common unit. In fact, this will represent the first distribution Southcross unitholders will receive in well over two years.

In a separate transaction, ArcLight, which is the sponsor of American Midstream’s General Partner, has agreed to transfer ownership of 15% of American Midstream’s General Partner to EIG and Tailwater which are current owners of Southcross Holdings. ArcLight has shown substantial commitment to AMID and their continued sponsorship of the combined business should benefit all stakeholders going forward.

As part of AMID’s balance sheet strategy, American Midstream plans to increase the size of its existing credit facility and extend its duration, to increase the combined partnership’s liquidity and flexibility. Slide 12 outlines some of the financial benefits of the transaction.

Our objective is to maintain a balanced and efficient capital structure. We plan to refinance approximately $517 million of SXE net debt and approximately $139 million of Southcross Holdings net debt with non-core asset sales, increased revolver borrowings, high yield notes and modest equity. As previously announced, and as part of our ongoing objectives of optimizing our capital structure, we expect to announce an additional $400 million to $500 million in non-core asset sales which essentially represents AMID’s terminals business. The net result is we are effectively redeploying capital and solidifying a strong balance sheet for the combined company that will benefit us enormously as we seek to finance our growth over the long term. Stay tuned for further updates regarding all of these efforts.

These capital solutions should also provide a number of important benefits to our pro forma balance sheet. The combined company will carry at closing pro forma debt to EBITDA of approximately 4.5 times with an 18-month path towards 3.5 times. It also lays the groundwork for pro forma liquidity between $300 million and $400 million, allowing us to redeploy growth capital immediately after closing.

Most importantly, it enhances our access to sources of capital as a result of our increased scale. This creates enormous opportunities for American Midstream including the ability to accelerate organic growth, to pursue third party strategic or bolt-on transactions, and to pursue joint ventures with our sponsor ArcLight, as well as other asset dropdowns.

Before I turn the call back to Lynn for some closing remarks and open the line for questions, I’d like to remind listeners that we are set to release third quarter 2017 earnings on November 8th. We would ask that you limit your questions only to the transaction and refrain from questions regarding third quarter performance. Lynn?

Lynn Bourdon, III:

Thanks, Eric. At this time I would like to thank Bruce and his entire management team for their help and support during this process as well as through the upcoming integration process. I would also like to welcome the Southcross team to AMID and we look forward to meeting with you in the very near future.

This transaction is creating a larger midstream company with a platform of complementary assets and services that allows for higher organic growth, new business opportunities and a stronger financial position with better access to capital than what either company could achieve separately. And, it brings to AMID a set of high quality assets that were not able to fully achieve their operational or commercial

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

potential under the previous ownership. AMID has a strong history of building value through acquisition, divestitures and capital redeployment and I am proud of our track record and what we have accomplished in such a short period of time. We are confident that our combined unitholders, employees, customers and partners will benefit from our greater scale, increased operational and commercial flexibility, enhanced cash flow and growing DCF on a per unit basis, and a significantly expanded set of growth opportunities.

With that, we would be happy to open up the lines for questions. Operator?

Operator:

At this time I would like to remind everyone in order to ask a question, press star, then the number one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Your first question comes from TJ Schultz from RBC Capital Markets. Your line is open.

TJ Schultz:

Great. Thanks, guys. Congratulations. Just first question on the Southcross assets. I think one of the fracs was recently idled and Y-grade is going to (inaudible). Can you just generally discuss your plans with the assets during the next one to two years? Maybe as we think about that $300 million of EBITDA next year for the combined entity, what does it assume for ramp and utilization of the current Southcross assets, from gathering to processing to frac capacity?

Lynn Bourdon, III:

TJ, that’s a great question and I think the simple asset is we’re going to work on filling them up and potentially expanding them. There are a number of opportunities we believe for Y-grade to come down from the Permian Basin. We know that there are folks that are working on additional outlets for Y-grade out of that area and we think Corpus Christi is a great place for that product to come with the growing petrochemical base and continued export market opportunities. So, I think we see those assets being much more highly utilized in the near future as we tap into additional supply, both from the indigenous area as well as out of the other areas.

TJ Schultz:

Okay. As you talk about that close proximity to a lot of the demand in Corpus, if you could just expand a bit on the competitive dynamic for you all in that market? How you would be looking to capitalize on this new footprint, and as you mentioned, work on some potential value chain extensions, if you will. I guess what are the most logical extensions for you? What are some of the synergies that you see kind of near term?

Lynn Bourdon, III:

I think the most logical extension, one is we have a phenomenal partner with Lyondell Petrochemical right there that the Robstown Fractionator is integrated with, and so we’re keen and able to supply them with growing feedstock needs that they have. There’s other folks that are also moving into the area and there are people that are existing in the area that we can continue to feed as well.

I think amongst that you have the export market and you have plenty of other additional markets that you can tie into. It’s a function of growing a supply into both the gathering/processing side of things as well as in the downstream fractionation plants. So I think all of those become the obvious types of opportunity sets.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

TJ Schultz:

Okay. Just last one for me on the potential asset sales, $400 million to $500 million. How far along is that process and then how are you accounting for that lost cash flow in the outlook on EBITDA in 2018?

Eric Kalamaras:

Hi, TJ. Good morning. Thanks for the question. We are I would say in varying stages of evaluating sales of all or select terminal assets. I think we’d like to have the bulk of this completed certainly before close, which we think about kind of first quarter timeframe of getting much of this completed.

As we think about the EBITDA, really think about it in terms of if we try to match most of this relatively to closing, what you really do is supplanting from the terminals to the new EBITDA from the Southcross family of companies. Much of what we’ve done in our capital optimization process has really been structured. We try to sell one asset and then bring on others in, and you’ve seen a series of announcements that we’ve made within a very, very short period of time, so we have a demonstrated track record of being able to time those sales and purchases. So, we think that we’re going to be in a fairly good spot to minimize and sort of cash flow dilution or gap, if you will.

TJ Schultz:

Got it. Thanks, guys.

Operator:

Your next question comes from Akil Marsh with Janney. Your line is open.

Akil Marsh:

Hi. Congrats on the transaction. In terms of the discussion about getting the leverage down to 3.5 times, in the presentation you noted that there might be some modest equity issuances around that. Could you provide any additional color in terms of how big modest is?

Eric Kalamaras:

Sure. Thanks for the question. We can only comment so much on capital market transactions and we really kind of probably have gone beyond where we’d like to go with this.

What I would say is remember also that any equity that we would do is some of the function of how we think about the asset sales. We have some very attractive assets here, and while they may be not as core to American Midstream, I’ll tell you they are very core to some other parties and these are very well sought after assets. I would tell you that our focus is absolutely keeping any sort of equity to be a minimum amount, but I would ask you just to stay tuned on that and we’ll have more updates as we get through some of our optimization process here.

Akil Marsh:

Okay. Then in regards to ArcLight’s prior support for the 5% distributable cash flow growth in ’17 and ’18, is that sponsor support still there, or is that kind of gone now with this transaction?

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Eric Kalamaras:

No, nothing changes with that support. Recall that when we exited second quarter of 2017 that we still had a fair bit of that cash available to us, so nothing with that impacts this transaction at all.

Akil Marsh:

Okay. One last one from me. In terms of non-core, you obviously mentioned the terminal assets, but where do your Bakken assets fit into how you think about core versus non-core?

Lynn Bourdon, III:

We like where the physical location of our assets are. When you look at the Bakken and you look at kind of the core of the core of the core is exactly where our assets are. We have recently started up a connection to the DAPL pipeline and we continue to see growth on those assets.

In our particular area and underneath our particular assets, the single producer that’s under there has not been that active but we expect that that will change, and as crude oil prices recover and continue to stabilize, we would expect to see more drilling underneath our system and see some growth opportunities.

So, it’s an asset where and a location where we’ve not looked to put significant additional dollars in play at the moment, but that doesn’t mean we wouldn’t if we saw a really good opportunity that was either a bolt-on or if we had an organic opportunity that would come about that would be a good fit. We’ve been focused more intently right here on the Gulf Coast and the Gulf of Mexico because we had more opportunities, frankly, that were just actionable and that’s always a part of your strategy is you have to look at where can you actually execute. You might like to do things in other areas but if you don’t have willing parties or if you don’t things that are available that are attractive to you at the moment, then you strike where you can and where you see good value, and we have announced a number of deals that are highly accretive to the Partnership in areas that we really like to participate. That’s really why we’ve said that for now our focus has been in East Texas. It’s in the Gulf of Mexico. It’s along the Gulf Coast. It’s in the Southeast area and over in the Permian because we’re finding places there to transact and grow organically.

Akil Marsh:

Great, thanks. I’ll step in the queue.

Operator:

Your next question comes from Matt Niblack from HITE Capital. Your line is open.

Matt Niblack:

Hi. Thanks for taking the question and congratulations on the transformative transaction here. Just to better understand the $300 million in EBITDA guidance for 2018, so presumably this, number one, assumes the disposal or the successful disposal of the supportive $500 million in assets, and then number two, just to follow-up on the earlier question around the Eagle Ford, we’ve seen a pretty hard rollover in the Eagle Ford rig count, so to what extent have you take a sort of basin-wide view, that might be less robust growth than what people thought even a couple of months ago, into account in putting that number forward?

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Eric Kalamaras:

Good morning, Matt. Good to hear from you. You’re right. Regarding the asset sales we have embedded that into the pro forma look here. Trying to be comprehensive and give you as much direction on that as we can. I’ll tell you, (inaudible) on the forecast and the development there. We took the bottom’s up view on how we thought about volumes across all of the assets and certainly hear your thoughts on that. I think we’re taking what we view as to be a pretty conservative and prospective look at where the market is today, both from a volumetric and from a margin contract perspective, and so I think we’ve tried to capture as much as we can with the degree of visibility that one can at least have in that.

I think we feel pretty good about where we are as it relates to volumes and as we think about kind of mark-to-market, if you will, of contracting opportunities and reflecting that accordingly in the model.

Matt Niblack:

Okay. I guess the idea is that the integrated footprint that you’ll have now between the Southcross assets and the AMID assets, you’ll be able to overcome some of this overbuilt that’s happened in certain parts of the value chain in the Eagle Ford and be able to sort of direct volumes in a way that neither company could have done on its own previously.

Eric Kalamaras:

Yes, I mean you think about the existing capabilities that Southcross has today, a host of new producer relationships that we think we can bring volume into those assets. There’s a whole list of opportunity around bringing additional volume through from the Permian, potentially over from the Gulf. There’s a lot of things we can do there from an optionality perspective.

I would submit that we’re not looking at this as a resource play longer term. This is really about a much more strategic bolt-on connectivity. If you think about the Southeast, there’s gas transmission assets, for instance. I mean there’s a lot of steel-on-steel connectivity here. It’s really beyond just kind of immediate and near line of sight resource development.

Matt Niblack:

Right. Good. Then in terms of the divestiture process, could you describe maybe in a little more detail the stage that that process is in and a loose timeline for when you’d expect announcement or announcements?

Eric Kalamaras:

As I said, we would look to have the bulk of this completed in first quarter. We have started already on the process. I don’t want to say much more than what I’ve said for a variety of reasons, but I would tell you this. Look, (inaudible) we can have some announcements here over the next couple of months and have the bulk of this completed in Q1.

Matt Niblack:

Okay, and then last question, and apologies if I missed this along the way. Is there cap ex guidance for the balance of this year and for 2018 associated with the EBITDA guidance you provided?

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Eric Kalamaras:

We did not provide a pro forma capital look into 2018. When you do a transaction, at this stage, Matt, where we are in various budget cycles, I think we want to hold that until we get through and get to be a bit more inclusive, not only with Southcross but also of AMID as well.

Matt Niblack:

Great. Thank you very much.

Eric Kalamaras:

Thank you.

Operator:

Your next question comes from Todd Solomon from Rothschild. Your line is open.

Eric Kalamaras:

Hey Todd, good morning.

Operator:

Your next question comes from Sanjay Aiyar from Coherence Capital. Your line is open.

Sanjay Aiyar:

Hi. Thanks for taking the question. I just want to make sure I heard correctly. So it was 517 of SXE debt and 139 of Southcross which will be refi-ed by revolvers and potentially notes. Is that correct? With some portion of equity?

Eric Kalamaras:

Yes, that’s correct.

Sanjay Aiyar:

Okay, great. Then I’m not sure if I missed this but the closing of Southcross, is that also going to coincide with the 1Q 2018 so that the asset sales kind of overlap with that?

Eric Kalamaras:

I think you would think about that being, for all intents and purposes, contemporaneous. I think you’d like to see the sales prior to the closing. It doesn’t necessarily have to go exactly like that but we would like to see certainly the lion’s share or substantially all of that completed prior to closing.

Sanjay Aiyar:

Got it. You had another press release for an increase, a 17% stake increase in Destin Pipeline. Does that EBITDA guidance that you gave for ’18 include that, and how do you plan to (inaudible)?

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Eric Kalamaras:

The answer is yes, it does include that. If you take a step back, we have redeployed a substantial amount of capital and at this point we will have redeployed all of the proceeds from the propane sale and then some. So we would have used an allocation of cash from the sale of the propane business, which we would have announced in the first part of September, as well as borrowings from our credit facility.

Sanjay Aiyar:

Great. Then for the RBL that you’re going to grow, what size do you think you’ll grow to and what maturity are you trying to get?

Eric Kalamaras:

Sure. So, we think that a business like this really needs to have a revolver in excess of a billion dollars. It doesn’t have to. That’s kind of what—we’re trying to come out of this where we are in a better liquidity spot than we are today, and we think $300 million to $400 million is a nice spot to start to combine the business with, and so that would get you to roughly a billion dollars or so, kind of plus or minus, and we’d like to go out with a maturity somewhere in the three- to five-year area, but we’ll start the syndication process once we get through these announcements and through earnings. So stay tuned for all that. We’ll start the syndication process here in the next few weeks.

Sanjay Aiyar:

Great. Then just doing some quick math, if I take the debt that you’re going to refi, and I use the EBITDA guidance that you gave and then look at some of the asset sales, it seems like you may not even need to use all the asset sale proceeds to refi the debt, so how do we reconcile that with potentially thinking about using some equities while you said that—I mean can you give us any more guidance on the split between new debt and modest equity and portion of asset sales that’ll be used to pay that down.

Eric Kalamaras:

That’s a great question. I don’t want to get that myopic with it all. I would say this, right? We are—there are a lot of moving pieces here with all this and it really—one kind of depends on the other, right? Depending on how much you end up refi-ing with notes and asset sales, and so it starts becoming circular very quickly. So, I would ask this. If you can be patient with us for a couple of months here and let us work through some of these things and then I think we can be in a spot to be perhaps a bit more transparent once we move through our process.

Sanjay Aiyar:

Okay, great. Thank you.

Eric Kalamaras:

Sure. Thank you.

Operator:

Again, if you would like to ask a question, please press star, then the number one on your telephone keypad.

Your next question comes from (Inaudible) from Aspen Capital Management. Your line is open.

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American Midstream Partners, LP – Investor Conference Call, November 1, 2017

Male Speaker:

Thanks for taking my question. I wonder if you could comment on the break-up fees associated with the transaction, please?

Eric Kalamaras:

There are a couple of different things here. We do have an ability to—both parties have the ability to effectively break the deal. I would say that there’s customary sort of break fees here. There’s a reverse termination. There’s also financing termination. I would say these are largely customary for a deal of this size and we’ll have further information on this once we put out the full prospectus supplement.

Male Speaker:

Sure. What’s the timing of that, please?

Eric Kalamaras:

I think we would look to have that out in the next six to eight weeks.

Male Speaker:

Okay. Thank you.

Operator:

There are no further questions at this time. I return the call back over to Lynn Bourdon.

Lynn Bourdon, III:

Thank you, Operator. We, again, appreciate everybody taking time to join us this morning. We’re very excited about this transaction and look forward to speaking with everybody again soon.

Operator:

This concludes today’s conference call. You may now disconnect.

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ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com